EXHIBIT 3.4



                             ECOSCIENCE CORPORATION
                             STATEMENT OF RIGHTS AND
                         PREFERENCES OF PREFERRED STOCK

                     DESIGNATION OF SERIES A PREFERRED STOCK

     The shares of this series shall be designated the "Series A Preferred Stock" (the "SERIES A PREFERRED STOCK") and shall consist of 333,333 shares, with a par value of $.01 per share and a stated value of $20.00 per share. statement of the relative powers, dividends, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock is as follows:

     1. Dividends.

          (a) Except as required by applicable law, the holders of the Series A Preferred Stock shall not be entitled to receive any dividends in respect of the Series A Preferred Stock. So long as any share of Series A Preferred Stock remains outstanding, no dividends shall be paid upon, or declared or set apart for, the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to rights on liquidation (the Common Stock and any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock being collectively referred to as "JUNIOR SECURITIES").

     2. Voting. Except as required by applicable law and as expressly provided in this Section 2, the holders of the Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation. The holders of the Series A Preferred Stock shall be entitled to vote separately as a class on any (a) proposed amendment to this Statement of Rights and Preference of Preferred Stock (the "STATEMENT") which would increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, (b) proposal to create a new class of shares having rights and preferences equal to or having priority over the Series A Preferred Stock or (c) proposed amendments of this Statement that could adversely affect the powers, preferences, participations, rights, qualifications or restrictions of the Series A Preferred Stock. Any matter on which the holders of the Series A Preferred Stock are entitled to vote as a class requires the affirmative vote of holders owning a majority of the issued and outstanding shares of Series A Preferred Stock.

     3. Liquidation Preference.

          (a) Series A Preferred Stock. Upon the occurrence of a Liquidating Event (as defined below), whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders or from the proceeds from such Liquidating Event, and prior to and in preference to any payment or distribution made in respect of the Corporation's Junior Securities, $20.00 in cash, securities or other property (based upon the Market Price thereof for such securities and the

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fair market value thereof for such other property, in each case calculated as of the date of such Liquidating Event) for each share of Series A Preferred Stock (together with all accrued and unpaid dividends thereon) (the "SERIES A LIQUIDATION PREFERENCE"). If, upon such Liquidating Event, the assets distributable to the holders of the Series A Preferred Stock shall be insufficient to permit the payment in full of the Series A Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series A Preferred Stock ratably until the holders shall have received the full amount to which they would otherwise be entitled.

          (b) Valuation of Securities. For purposes of this Section 3, if any asset distributed to shareholders upon the occurrence of any Liquidating Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation. Any securities to be delivered pursuant to this Section 3 shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 3(b)(ii) hereof shall be valued at the Market Price (as defined below); and

               (ii) Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall valued at an appropriate discount from the Market Price, as reasonably determined by the Board of Directors in good faith, to reflect the adjusted fair market value thereof.

For purposes of this Statement, "MARKET PRICE" of any security means the average of the closing prices of such security's sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Market Price shall be the fair value thereof determined in good faith by the Corporation's Board of Directors

          (c) Liquidating Event. Any of the following shall be considered a "LIQUIDATING EVENT", and shall entitle the holders of the Series A Preferred Stock and the Common Stock to receive at the closing, in cash, securities or other property, amounts as specified in Sections 3(a) (valued as provided in Section 3(b) above):

               (i) any liquidation, dissolution or winding up of the Corporation; or

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               (ii) a sale, lease or other disposition of all or substantially all the Corporation's assets provided, however, that if the holders of a majority of the shares of Series A Preferred Stock so elect by giving written notice to the Corporation before the effective date of any such sale, lease or disposition that would otherwise be a Liquidating Event as defined herein, such merger or consolidation shall not be deemed a Liquidating Event and the provisions of Section 5(e) below shall apply.


          (d) Notice of Liquidation Event. The Corporation shall give to each holder at least thirty (30) days prior written notice of any Liquidating Event by delivery of such notice via first class mail, postage prepaid, at the holder's address as set forth in the records of the Corporation; provided, however, that any holder of Series A Preferred Stock may convert its shares of Series A Preferred Stock to Common Stock at any time prior to the payment date stated in such notice.

     4. Redemption. The Series A Preferred Stock shall not be subject to redemption by the Corporation.


     5. Conversion of Series A Preferred Stock. Each holder of shares of Series A Preferred Stock shall have the right to convert such shares into shares of the Common Stock of the Corporation as follows:

          (a) Optional Conversion. Commencing on June 1, 2008, all or any portion of shares of the Series A Preferred Stock, at the option of the holders, may be converted into fully paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock of the Corporation by multiplying the number of shares of Series A Preferred Stock to be converted times $5.00 and dividing the result by the Conversion Price (as defined below) then in effect.

          (b) Conversion Price. The initial conversion price per share of Series A Preferred Stock (the "CONVERSION PRICE") shall be equal to $5.00. The Conversion Price shall be subject to adjustment as hereinafter provided.

               (i) If and whenever the Corporation issues or sells, or in accordance with Section 5(c) below is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Market Price of the Common Stock in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (i) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, plus (ii) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately

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          after such issue or sale. "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding assuming exercise and/or conversion of the Corporation's Options (as defined below) and Convertible Securities (as defined below), whether or not such Options or Convertible Securities are actually exercisable at such time.

               (ii) Notwithstanding any provision in this Section 5, there shall be no adjustment to the Conversion Price hereunder with respect to the issuance of Common Stock upon conversion of the Series A Preferred Stock.

          (c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 5(b) above, the following shall be applicable:

               (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities (as defined below) ("OPTIONS") and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any stock or securities directly or indirectly convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") issuable upon exercise of such Options, is less than the Market Price of the Common Stock in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "PRICE PER SHARE FOR WHICH COMMON STOCK IS ISSUABLE" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less

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          than the Market Price of the Common Stock in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "PRICE PER SHARE FOR WHICH COMMON STOCK IS ISSUABLE" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
          Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

               (iii) Change in Options Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

               (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Options or the termination of any right to convert or exchange any Convertible Securities without the exercise of any such Options or rights, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Options or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

               (v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities,

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          in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities shall be determined in good faith by the Corporation's Board of Directors.

               (vi) Integrated Transactions. If any Options are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued for such consideration as shall be determined in good faith by the Corporation's Board of Directors.

               (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

               (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (ix) Waiver of Adjustment. Notwithstanding anything to the contrary contained herein, there shall be no adjustment pursuant to this Section 5(c):

                    (A) if prior to the issuance of Common Stock, Options or
               Convertible Securities, the Corporation receives written notice from the holders of a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of such issuance; or

                    (B) with respect to shares of Common Stock issued or
               issuable (1) as a dividend or distribution on Series A Preferred Stock or (2) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock described in the preceding clause (1).

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          (d) Subdivision or Combination of Common Stock. In the event that the
Corporation at any time or from time to time shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

          (e) Extraordinary Event. Prior to the consummation of any Extraordinary Event (as defined below), the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to ensure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Extraordinary Event if such holder had converted its Series A Preferred Stock immediately prior to such Extraordinary Event. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to ensure that the provisions of this Section 5 shall thereafter be applicable to the Series A Preferred Stock). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Section 5, "EXTRAORDINARY EVENT" means the occurrence or consummation of a transaction or series of related transactions (other than any such transaction that is treated as a Liquidating Event) resulting in: (i) a merger, consolidation, sale or reorganization in which the Corporation or any of its subsidiaries is not the surviving corporation; or (ii) a sale, lease or exchange, directly or indirectly, of all or substantially all of the property and assets of the Corporation, whether or not in the ordinary course of business.

          (f) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock in a manner consistent with the other provisions of this Designation of Series A Preferred Stock; provided, however, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

          (g) Conversion Procedure.

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               (i) Except as otherwise provided herein, each conversion of
          Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

               (ii) Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock is to be made in connection with an Extraordinary Event or any other transaction affecting the Corporation or any holder of Series A Preferred Stock, the conversion of any shares of Series A Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall be deemed to be effective immediately prior to the consummation of such transaction.

               (iii) Promptly (and in any event within five (5) business days in the case of Section 5(h)(iii)(A) below) after a conversion has been effected, the Corporation shall deliver to the converting holder:

                    (A) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                    (B) a certificate representing any shares of Series A
               Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

               (iv) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series A Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof.

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               (v) The Corporation shall not close its books against the
          transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of such shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

          (h) No Fractional Shares. No fractional share shall be issued upon the conversion of any share of shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

          (i) No Impairment. The Corporation will not, by amendment of this Statement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 5 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          (j) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series A Preferred Stock.

          (k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose or determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend.

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          (l) Reservation of Common Stock. The Corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause the effective purchase price for the Series A Preferred Stock to be less than the par value of the shares of Series A Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such effective purchase price.

     6. Retirement of Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

     7. Restrictions on Transfers. No holder of the Series and Preferred Stock may transfer any portion of its shares of Series A Preferred Stock without the prior written consent of the Corporation (which consent shall not be unreasonably withheld, delayed or conditioned).


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